Exhibit 99.1

Blueprint Medicines Appoints Habib Dable to its Board of Directors

CAMBRIDGE, Mass., (June 23, 2022) / PRNewswire/ -- Blueprint Medicines Corporation (NASDAQ: BPMC) today announced the appointment of Habib Dable to its board of directors. Mr. Dable, who was Chief Executive Officer of Acceleron Pharma from 2016 to 2021, brings nearly 30 years of experience in strategic leadership, commercial growth and organizational scale across global pharmaceutical and emerging biotechnology companies.

“Habib’s experience leading global, complex organizations will be incredibly valuable as Blueprint Medicines drives our next phase of transformational growth,” said Kate Haviland, Chief Executive Officer. “We are thrilled to welcome his significant expertise and perspective to our board.”

“Blueprint Medicines has an impressive track record for a company of its size and age; even more impressive are the opportunities ahead across development and commercialization,” said Mr. Dable. “I look forward to working with Blueprint’s high caliber team to execute on these opportunities and continue bringing the promise of precision medicine to broad patient populations.”

Mr. Dable joins Blueprint Medicines with significant leadership, growth and commercial experience gained during nearly 30 years in the biopharmaceutical industry. Most recently, as CEO at Acceleron, Mr. Dable generated more than $10 billion in shareholder value over his 5-year tenure as CEO before successfully transitioning to Merck following its acquisition. Prior to joining Acceleron in 2016, Mr. Dable spent 22 years at Bayer AG. During his tenure at Bayer, Mr. Dable held positions of increasing responsibility and geographic footprint, including President of U.S. Pharmaceuticals; Executive Vice President, Global Head Specialty Medicine; Vice President, Ophthalmology; Global Launch Team Head, EYLEA®; Global Head, Neurology and Ophthalmology; and Vice President, Regional Head, Hematology and Cardiology. Recently, Mr. Dable served on the Board of Directors of the Biotechnology Innovation Organization (BIO). Mr. Dable received a B.B.A. in Marketing and Finance and his M.B.A. from the University of New Brunswick.

About Blueprint Medicines

Blueprint Medicines is a global precision therapy company that invents life-changing therapies for people with cancer and blood disorders. Applying an approach that is both precise and agile, we create medicines that selectively target genetic drivers, with the goal of staying one step ahead across stages of disease. Since 2011, we have leveraged our research platform, including expertise in molecular targeting and world-class drug design capabilities, to rapidly and reproducibly translate science into a broad pipeline of precision therapies. Today, we are delivering approved medicines directly to patients in the United States and Europe, and we are globally advancing multiple programs for systemic mastocytosis, lung cancer and other genomically defined cancers, and cancer immunotherapy. For more information, visit www.BlueprintMedicines.com and follow us on Twitter (@BlueprintMeds) and LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, statements regarding Blueprint Medicines’ strategy, goals and anticipated milestones, business plans and focus. The words “aim,” “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this report are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this report, including, without limitation, risks and uncertainties related to the impact of the COVID-19 pandemic to Blueprint Medicines’ business, operations, strategy, goals and anticipated milestones, including Blueprint Medicines’ ongoing and planned research and discovery activities, ability to conduct ongoing and planned clinical trials, clinical supply of current or future drug candidates, commercial supply of current or future approved products, and launching, marketing and selling current or future approved products; Blueprint Medicines’ ability and plans in continuing to establish and expand a commercial infrastructure, and successfully launching, marketing and selling current or future approved products; Blueprint Medicines’ ability to successfully expand the approved indications for AYVAKIT/AYVAKYT and GAVRETO or obtain marketing approval for AYVAKIT/AYVAKYT in additional geographies in the future; the delay of any current or planned clinical trials or the development of Blueprint Medicines’ current or future drug candidates; Blueprint Medicines’ advancement of multiple early-stage efforts; Blueprint Medicines’ ability to successfully demonstrate the safety and efficacy of its drug candidates and gain approval of its drug candidates on a timely basis, if at all; the preclinical and clinical results for Blueprint Medicines’ drug candidates, which may not support further development of such drug candidates either as monotherapies or in combination with other agents or may impact the anticipated timing of data or regulatory submissions; the timing of the initiation of clinical trials and trial cohorts at clinical trial sites and patient enrollment rates; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; Blueprint Medicines’ ability to obtain, maintain and enforce patent and other intellectual property protection for AYVAKIT/AYVAKYT, GAVRETO or any drug candidates it is developing; Blueprint Medicines’ ability to develop and commercialize companion diagnostic tests for AYVAKIT/AYVAKYT, GAVRETO or any of its current and future drug candidates; Blueprint Medicines’ ability to successfully expand its operations, research platform and portfolio of therapeutic candidates, and the timing and costs thereof; Blueprint Medicines’ ability to realize the anticipated benefits of its executive leadership transition plan; and the success of Blueprint Medicines’ current and future collaborations, acquisitions, partnerships or licensing arrangements. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Blueprint Medicines’ filings with the Securities and Exchange Commission (SEC), including Blueprint Medicines’ most recent Annual Report on Form 10-K, as supplemented by its most recent Quarterly Report on Form 10-Q and any other filings that Blueprint Medicines has made or may make with the SEC in the future. Any forward-looking statements contained in this report represent Blueprint Medicines’ views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, Blueprint Medicines explicitly disclaims any obligation to update any forward-looking statements.

Trademarks

Blueprint Medicines, AYVAKIT, AYVAKYT, GAVRETO and associated logos are trademarks of Blueprint Medicines Corporation.

Blueprint Medicines Contacts

Media:

Sarah Mena Guerrero

+1 (617) 714-6684

media@blueprintmedicines.com

Investor Relations:

Kristin Hodous

+1 (617) 714-6674

ir@blueprintmedicines.com